UGI Appoints Ted J. Jastrzebski Chief Financial Officer
FEBRUARY 23, 2018
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VALLEY FORGE, Pa., February 23 –UGI Corporation (NYSE: UGI) has named Ted J. Jastrzebski to the position of Chief Financial Officer, an executive officer of the Company, effective on or before May 21, 2018.

Mr. Jastrzebski joins UGI after serving since 2013 as Executive Vice President and Chief Financial Officer of the QVC Group of Companies, which is comprised of QVC, HSN, Cornerstone Brands, and Zulily. The QVC Group of Companies is one of the largest video and eCommerce retailers in the world with $14 billion in revenues and operations in eight countries. While at QVC, Mr. Jastrzebski led the global finance and strategy functions for the company.

Prior to QVC, Mr. Jastrzebski held senior-level finance and general management leadership positions at international companies and organizations including The Hershey Company (2004-2013), CARE (2002-2004), Project HOPE (1999-2002), and Procter & Gamble (1985-1999). While with Procter & Gamble, Mr. Jastrzebski had leadership assignments in India, Egypt, and Poland.

Mr. Jastrzebski holds a B.A. in economics from Northwestern University and an M.B.A., with a concentration in finance, from the University of Chicago Booth School of Business.

John L. Walsh, president and chief executive officer of UGI Corporation, commented, “We are delighted to welcome Ted to UGI where he will be an integral member of our senior leadership team. Ted is a proven leader with deep expertise in building highly-successful teams for complex, international companies like UGI Corporation. He has a significant breadth and depth of experience in areas that are vital to our future growth, such as acquisition integration, large scale change management and alignment of core global activities. We look forward to the valuable insights and contributions he will certainly make to the company.”

About UGI Corporation
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing primarily in the Mid-Atlantic region as well as parts of Europe. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

CONTACT INVESTOR RELATIONS
610-337-1000
Will Ruthrauff, ext. 6571
Brendan Heck, ext. 6608
Shelly Oates, ext. 3202